Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-155549 of CryoLife, Inc. on Form S-3 and Registration Statement Nos. 333-150475, 333-06141, 333-59849, 333-104637, and 333-119137 of CryoLife, Inc. on Form S-8 of our reports dated February 19, 2009 relating to the consolidated financial statements and financial statement schedule of CryoLife, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption on January 1, 2007, of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainly in Income Taxes – an interpretation of FASB Statement No. 109) and management's report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of CryoLife, Inc. for the year ended December 31, 2008.

DELOITTE & TOUCHE LLP
Atlanta, Georgia
February 19, 2009